Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 3 to Form S-4 of Valeant Pharmaceuticals International, Inc. of our report dated March 22, 2013, except for the effects of finalization of purchase accounting described in Note 2—Acquisitions and Licensing Agreements- Acquisition of ISTA Pharmaceuticals, Inc., as to which the date is June 7, 2013 relating to the financial statements of Bausch & Lomb Holdings Incorporated, which appears in Valeant Pharmaceuticals International, Inc.’s Current Report on Form 8-K dated June 10, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Rochester, New York

September 17, 2014